Exhibit 6.16

THIS CHARGE OVER SHARES dated 08 April 2020 is made as a Deed

BETWEEN

(1)	Australian Boutique Spirits Pty Ltd., a, Australian private company whose principal place of business is at 29 Anvil Road, Seven Hills, NSW 2147, Australia (the “Company”); and

(2)	Elegance Brand, Inc., a Delaware corporation (“Elegance”), which expression includes its successors in title and assigns.

WHEREAS

(A)	The Company has agreed to execute and deliver this Charge over Shares as security for its obligations to Elegance to refund the Deposit of AUS$2,500,000 (USD$1,712,500), pursuant to the terms of an share purchase agreement among the Company, Amit Raj Beri (the “Company Shareholder”) and Elegance (the “Purchase Agreement”) and a related letter agreement among such parties (the “Guaranty Agreement,” and together with the purchase Agreement, the “Agreements”), both dated 08April 2020, subject to and in accordance with the terms and conditions of this Deed.

(B)	The Company’s Board of Directors and the has concluded after due consideration of all relevant circumstances that entering into this Deed is in the best interests of the Company and is likely to promote the success of the Company for the benefit of all its members.

(C)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

NOW THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	Unless otherwise defined herein (or in the Recitals hereto) words and expressions defined in the Purchase Agreement shall, in the absence of express indication to the contrary and save where the context or subject matter otherwise requires, have the same meanings when used in this Deed (or in the Recitals hereto).

1.2	Definitions

In this Deed:

“Charged Property” means the Company Shares and any Related Assets.

“Charges” means all or any of the Security created, or which may at any time be created, by or pursuant to this Deed.

“Disputes” means any disputes which may arise out of or in connection with this Deed (including regarding (a) its existence, validity or termination and (b) any non-contractual obligations or liabilities arising out of or in connection with it).

“Dividends” means all dividends, interest and other income paid or payable in respect of the Company Shares.

“Obligations” means the obligation of the Company and the Company Shareholder to refund to Elegance in full the AUS$2,500,000 (USD$1,712,500) Deposit in the event that for any reason, absent a material breach by Elegance of any of its material representations, warranties, covenants and agreements set forth in the Purchase Agreement, the transactions contemplated by the Purchase Agreement shall not be consummated by the Outside Closing Date.

1

“Proceedings” means any proceeding, suit or action arising out of or in connection with any Disputes or otherwise arising out of or in connection with this Deed (including regarding (a) its existence, validity or termination and (b) any non-contractual obligations or liabilities arising out of or in connection with it).

“Related Assets” means all Shares, Dividends, rights or other property or monies which accrue or are offered, issued or paid at any time (by way of bonus, rights, redemption, conversion, exchange, substitution, consolidation, subdivision, preference, warrant, option, purchase or otherwise) in respect of the Company Shares.

“Reservations” means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation on enforcement as a result of laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws affecting the rights of creditors generally, the statutory time-barring of claims, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of the Obligations, defences of set-off or counterclaim, steps necessary to perfect a security interest where such steps are not required to be performed under the terms of any of the Agreements until a future date, rules against penalties and similar principles of law in other jurisdictions relevant in the context of the Agreements.

“Rights” means any and all rights, benefits, powers, privileges, authorities, discretions and remedies (in each case, of any nature whatsoever).

“Secured Obligations” means all moneys and liabilities (present and future, actual or contingent) now or hereafter due, owing, incurred or payable or expressed to be due, owing, incurred or payable by the Company to Elegance in respect of the Obligations under, pursuant to or in connection with the Agreements.

“Secured Party” or “Secured Parties” means Elegance and/or any successor in interest to Elegance.

“Tax” includes any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature, and any interest or penalty in respect thereof.

1.3	Interpretation

(a)	In this Deed, unless otherwise specified:

(i)	references to clauses and Schedules are to clauses of and Schedules to this Deed;

(ii)	headings to clauses are for convenience only and are to be ignored in construing this Deed;

(iii)	references to a “person” are to be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority, or any joint venture, association or partnership (whether or not having separate legal personality);

(iv)	references to a “company” are to be construed so as to include any company, limited liability company, corporation or other body corporate, wherever and however incorporated or established; and

(v)	references to any statute or statutory provision include that statute or provision as it may have been, or may from time to time be, amended, modified, re-enacted, or replaced and include references to all by-laws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom.

2

(b)	Except to the extent that the context otherwise requires, any reference in this Deed to “this Deed” or any other deed, agreement or instrument is a reference to this Deed or, as the case may be, the relevant deed, agreement or instrument as may be amended, restated, supplemented, replaced or otherwise modified from time to time and includes any document which amends, restates, supplements, replaces, or otherwise modifies or is entered into, made or given pursuant to or in accordance with any of the terms of this Deed or, as the case may be, the relevant deed, agreement or instrument.

2.	COVENANT TO PAY

The Company and the Company Shareholder hereby jointly and severally covenants with Elegance to duly and punctually pay or discharge all Secured Obligations which may from time to time be or become due, owing, incurred or payable by the Company to Elegance under, pursuant to or in connection with the Agreements at the times when, and in the currency or currencies and in the manner in which, they are expressed to be due, owing, incurred or payable therein.

3.	CHARGE

3.1	First Fixed Charge

The Company and the Company Shareholder, as continuing security for the payment and discharge of all Secured Obligations, charges and agrees to charge all its rights, title and interest in and to the Charged Property with full title guarantee and by way of first fixed charge in favour of Elegance for the benefit of itself and the other Secured Parties.

4.	COVENANT TO DEPOSIT AND FURTHER ASSURANCES

4.1	Company Shares

The Company shall immediately after the date of execution of this Deed, in the case of the Company Shares, deposit with Elegance:

(i)	all share certificates, documents of title and other documentary evidence of ownership in relation to such Company Shares; and

(ii)	stock transfer forms (or such other instruments of transfer as may be required from time to time by the directors of each relevant subsidiary) in respect of such Company Shares duly executed by the Company or (if appropriate) its nominee in whose name such shares are registered, with the name of the transferee left blank and the transfer form left unregistered and undated.

4.2	Related Assets

The Company shall, promptly upon (and in any event within thirty days of) the accrual, offer, issue or payment of any Related Assets, deliver or pay to Elegance or procure the delivery or payment to Elegance of:

(a)	all such Related Assets and/or the share certificates, renounceable certificates, letters of allotment, documents of title and other documentary evidence of ownership in relation to them; and

(b)	stock transfer forms (or such other instruments of transfer as may be required from time to time by Elegance in respect of any Company Shares comprised in such Related Assets duly executed by the Company or (if appropriate) its nominee in whose name such shares are registered with the name of the transferee left blank and the transfer form left undated and unregistered.

3

4.3	Further Assurances

In addition to and without prejudice to anything else contained in this Deed, the Company shall, at its own cost, promptly execute and deliver all such deeds, instruments, transfers, renunciations, proxies, notices, documents, assurances, acts and things in such form as Elegance may from time to time deem reasonably necessary or desirable:

(a)	for perfecting, preserving or protecting the Charges or the respective priorities of the Charges; and

(b)	for facilitating the realization of the Charges or for enforcing the same or exercising any of Elegance’s Rights hereunder.

5.	REPRESENTATIONS AND WARRANTIES

The Company Shareholder represents and warrants to Elegance on the date of this Deed that:

(a)	he is the sole direct, unfettered legal and beneficial owner of the Charged Property except at any time when the Charged Property has been registered in the name of Elegance (or Elegance’s nominee) pursuant to this Deed;

(b)	no Security exists on, over or with respect to any of the Charged Property;

(c)	he has not sold, transferred, lent, assigned, parted with its interest in, disposed of, granted any option in respect of or otherwise dealt with any of its Rights, title and interest in and to the Charged Property, or agreed to do any of the foregoing (other than pursuant to this Deed or the Purchase Agreement);

(d)	the Company Shares represent 100% of the outstanding voting equity interests and 100% of the outstanding non-voting equity interests of the Company;

(e)	the Company Shares and any Shares comprised in any Related Assets are fully paid and there are no moneys or liabilities outstanding in respect of any of the Charged Property;

(f)	the Company Shares and any Shares comprised in any Related Assets have been duly authorised and validly issued and are free from any restrictions on transfer; and

(g)	the obligations of the Company under this Deed and (subject to all necessary registrations thereof being made) the Charges are and will be until fully discharged, valid, legal, binding and enforceable and, in the case of the Charges, have and will have the effect and the priority and ranking which they are expressed to have, subject to the Reservations.

4

6.	COVENANTS

The Company and the Company Shareholder shall (except as provided in the Purchase Agreement or with the prior written consent of Elegance):

(a)	not create, attempt to create or permit to subsist any Security (other than the Charges and any Permitted Liens) on, over or with respect to any of the Charged Property or the right to receive or be paid the same or agree to do so;

(b)	not sell, transfer, lend, assign, part with its interest in, dispose of, grant any option in respect of or otherwise deal with any of its Rights, title and interest in and to the Charged Property, or agree to do any of the foregoing (otherwise than pursuant to the terms of this Deed)

(c)	not take or omit to take any action which act or omission whereby the rights attaching to the Charged Assets are altered or diluted;

(d)	ensure that there are no moneys or liabilities outstanding in respect of any of the Charged Property;

(e)	ensure that the Company Shares and any Shares comprised in any Related Assets are free from any restriction on transfer;

(f)	take all action within its power to procure, maintain in effect and comply with all the terms and conditions of all approvals, authorizations, consents and registrations necessary or appropriate for anything provided for on its part in this Deed;

(g)	ensure that the Charges at all times be a legally valid and binding first charge over the Charged Property; and

(h)	promptly deliver to Elegance all such information concerning the Charged Property as Elegance may reasonably request from time to time.

7.	COMPANY’S RIGHTS BEFORE ENFORCEMENT

Until the Charges shall become enforceable, the Company and the Company Shareholder shall be entitled to:

(a)	receive and retain free from the Charges any Dividends paid to it provided that, in respect of the Charged Property, any dividends paid in stock relating to such Company Shares and any payment made to redeem or repurchase such Company Shares shall be Related Assets subject to the Charges; and

(b)	exercise and control the exercise of all voting and other Rights relating to the Charged Property provided that (except as permitted under the Purchase Agreement) the Company shall not exercise and control the exercise of voting and other Rights in a manner prejudicial to the interests of Elegance under this Deed and in particular, neither the Company nor the Company Shareholder shall exercise or vary any Rights (including without limitation voting rights) if the exercise of such Rights would result in the Company Shares in any Related Assets representing less than 100% of the outstanding voting equity interests in the Company (in the opinion of Elegance) result in a material reduction of the value of the Charged Property or otherwise materially prejudice the ability of Elegance to realise the Security created by this Deed.

5

8.	ENFORCEMENT

8.1	Charges shall become Enforceable

The Charges shall become enforceable upon and at any time after the occurrence and during the continuation of an Event of Default.

9.	DEALINGS WITH CHARGED PROPERTY ON ENFORCEMENT

9.1	Rights of Agent

At any time after the Charges have become enforceable, Elegance shall have the right, without any notice to or consent of the Company:

(a)	Possession

to take possession of and to collect the Charged Property, and in particular to take any steps necessary to vest all or any of the Charged Property in the name of Elegance or its nominee or delegate (including completing any transfers of any Company Shares comprised in the Charged Property) and to receive and retain any Dividends;

(b)	Sell

to sell, exchange, convert into money or otherwise dispose of or realise the Charged Property (whether by public offer or private contract) to any person and for such consideration (whether comprising cash, debentures or other obligations, Company Shares or other valuable consideration of any kind) and on such terms (whether payable or deliverable in a lump sum or by instalments) as it may (in its absolute discretion) think fit, and for this purpose to complete any transfers of the Charged Property;

(c)	Voting Rights

for the purpose of preserving the value of the Charges or realising the same, to exercise or direct the exercise of all voting and other Rights relating to the Charged Property in such manner as it may think fit;

(d)	Claims

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands relating in any way to the Charged Property;

(e)	Legal actions

to bring, prosecute, enforce, defend or abandon actions, suits and Proceedings in relation to the Charged Property; and

(f)	Other Rights

to do all such other acts and things as it may (in its absolute discretion) consider necessary, desirable or expedient for the realisation of the Charged Property or incidental to the exercise of any of the Rights conferred on it under or in connection with this Deed or the Purchase Agreement and to concur in the doing of anything which it has the right to do and to do any such thing jointly with any other person.

6

9.2	Obligations of Company and the Company Shareholder

After the Charges have become enforceable:

(a)	all Dividends shall be paid to and retained by Elegance, and any such moneys which may be received by the Company shall, pending such payment, be segregated from any other property of the Company and held in trust for Elegance; and

(b)	the Company and the Company Shareholder shall procure that all voting and other Rights relating to the Charged Property are exercised in accordance with such instructions (if any) as may from time to time be given to the Company by Elegance, and the Company Shareholder shall deliver to Elegance such forms of proxy or other appropriate forms of authorisation to enable Elegance to exercise such voting and other Rights.

10.	APPLICATION OF MONEYS

All moneys realised, received or recovered by Elegance shall (subject to the discharge of any liabilities having by applicable law preference or priority to the payments mentioned below, and without prejudice to Elegance’s right to recover any shortfall from the Company and the Company Shareholder) be applied in or toward the Secured Obligations in the following order:

(a)	payment of all reasonable costs and expenses incurred by Elegance (in its capacity as such hereunder or under any other Loan Document) in connection with the collection or sale of the Charged Property or otherwise in connection with this Deed or any of the Collateral Documents or any of the Secured Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel;

(b)	to the payment of 100% of the Secured Obligations shall be retained by Elegance; and

(c)	the payment of any surplus to the Company Shareholder, or his successors or assigns, or as a court of competent jurisdiction may otherwise direct.

11.	GENERAL RIGHTS OF ELEGANCE

11.1	Redemption of Security

Elegance may at any time after the Charges have become enforceable redeem any Security over the Charged Property having priority to the Charges or procure the transfer thereof to Elegance and may settle the accounts of encumbrances. Any accounts so settled shall be conclusive and binding on the Company and the Company Shareholder. The Company and Company Shareholder shall on demand pay to Elegance all principal moneys, interest, costs, charges, losses, liabilities and expenses of and incidental to any such redemption or transfer.

11.2	Delegation

Elegance may delegate in any manner to any person any of the Rights which are for the time being exercisable by Elegance under this Deed. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as Elegance may think fit.

7

12.	LIABILITY OF ELEGANCE, DELEGATES AND NOMINEES

12.1	Possession

If Elegance or any representative of Elegance (other than Amit Raj Beri) shall take possession of the Charged Property, it may at any time relinquish such possession to the Company in the event the Company has duly satisfied its Secured Obligations and Elegance provides written consent of such satisfaction.

12.2	Elegance’s Liability

Elegance shall not in any circumstances (whether by reason of taking possession of the Charged Property or for any other reason whatsoever and whether as mortgagee in possession or on any other basis whatsoever):

(a)	be liable to account to the Company, the Company Shareholder or any other person for anything except Elegance’s own actual receipts; or

(b)	be liable to the Company or Company Shareholder or any other person for any costs, charges, losses, damages, liabilities or expenses arising from any realisation of the Charged Property or from any exercise or non-exercise by Elegance of any right conferred upon it in relation to the Charged Property or from any act, default, omission or misconduct of Elegance, its officers, employees or agents of Elegance in relation to the Charged Property except to the extent that they shall be caused by Elegance’s own fraud, negligence or wilful misconduct or that of its officers, employees or agents.

12.3	Delegate’s and Nominee’s Liability

All provisions of Clause 12.2 shall apply, mutatis mutandis, in respect of the liability of any or nominee of Elegance or any officer, employee or agent of Elegance.

12.4	Indemnity

The Company and Company Shareholder shall indemnify, hold harmless and defend Elegance, each officer, nominee, each agent and each of their respective Related Persons (each such Person being an “Indemnitee”), from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to, arising out of, in connection with or as a result of (i) the Agreements or any Obligations, (ii) any actual or prospective investigation, litigation or other proceeding relating to the foregoing, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including reasonable attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iii) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that neither the Company nor the Company Shareholder shall have any liability under this Clause 12.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, the Company and Company Shareholders each waives and agrees not to assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person or any Indemnitee (subject to the proviso above in the immediately preceding sentence).

8

13.	PROTECTION OF THIRD PARTIES

13.1	No person dealing with Elegance or any delegate thereof shall be concerned to enquire whether any event has happened upon which any of the Rights conferred under or in connection with this Deed or the Agreements are or may be exercisable, whether any consent, regulations, restrictions or directions relating to such Rights have been obtained or complied with or otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such Rights or as to the application of any money borrowed or raised or other proceeds of enforcement.

13.2	The receipt of Elegance shall be an absolute and conclusive discharge to a purchaser and shall release him of any obligation to see to the application of any moneys paid to or at the direction of Elegance.

13.3	In Clauses 13.1 and 13.2, “purchaser” includes any person acquiring, for money or money’s worth, any Security over, or any other interest or right whatsoever in relation to, any of the Charged Property.

14.	CONTINUING SECURITY

The Charges shall be a continuing security for the Secured Obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account (whether or not any Secured Obligations remain outstanding thereafter) or any other matter or thing whatsoever including the intermediate satisfaction by the Company or Company Shareholder of the whole or any part of the Secured Obligations.

15.	CHARGES NOT TO BE AFFECTED

Without prejudice to Clauses 14 and 15, neither the Charges nor the liability of the Company or the Company Shareholder to pay he Secured Obligations shall be prejudiced or affected by:

(a)	any amendment(s) to either or both of the Agreements, additional time being given, or any other indulgence or concession being granted, by Elegance or the other Secured Parties to the Company or the Company Shareholder or any other person under the Agreements or otherwise;

(b)	any of the obligations of the Company Shareholder (or the Company) under the Agreements being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(d)	any failure to take, or fully to take, any Security contemplated by the Agreements or otherwise agreed to be taken in respect of the Company Shareholder’s or the Company’s obligations under the Agreements;

(e)	the Dissolution of the Company or any other person;

(f)	any change in the articles of incorporation or other formation documents of the Company or any other person;

9

(h)	any amalgamation, merger or reconstruction that may be effected by Elegance with any other person or any sale or transfer of the whole or any part of the undertaking, property and assets of Elegance to any other person;

(i)	the existence of any claim, set-off or other right which the Company or the Company Shareholder may have at any time against Elegance or any other person;

(j)	the making or absence of any demand for payment of any Secured Obligations on the Company or the Company Shareholder or any other person, whether by Elegance or any other person;

(k)	any arrangement or compromise entered into by Elegance with the Company or any other person; or

(l)	any other thing done or omitted or neglected to be done by Elegance or any other person or any other dealing, fact, matter or thing which, but for this provision, might operate to prejudice or affect the liability of the Company for the Secured Obligations.

17.	RELEASE OF CHARGED PROPERTY

17.1	Release of Charged Property

At the time of the Closing of the transactions contemplated by the Purchase Agreement, whether on the Outside Closing Date, as the same may be extended by mutual agreement of Elegance and the Company Shareholder (with the Company Shareholder abstaining from any vote of the board of directors of Elegance or any shareholder vote by the shareholders of Elegance with respect to such extension) or if Elegance is satisfied that Security or a guarantee for the Secured Obligations, in its absolute discretion, has been provided in substitution for the Charges created pursuant this Deed) then, Elegance shall promptly execute such deeds and documents and do all such acts and things as may be necessary or reasonably requested to release the Charged Property from the Charges and terminate the Guaranty Agreement. In connection therewith, Elegance, at the request of the Company, shall execute and deliver to the Company such documents and take such other actions as the Company Shareholder shall reasonably request to effect or evidence such release

18.	POWER OF ATTORNEY

18.1	Appointment

The Company and the Company Shareholder each hereby appoints, irrevocably and by way of security, Elegance and any person nominated in writing by Elegance as attorney of the Company and the Company Shareholder severally to be the attorney of the Company and Company Shareholder (with full powers of substitution and delegation), on its behalf and in its name or otherwise, at such time and in such manner as the attorney may think fit:

(a)	to do anything which the Company or the Company Shareholder is or may be obliged to do (but has not done) under this Deed including, but without limitation, to complete and execute any documentation in respect of or relating to the transfer of the Company Shares; and

(b)	generally to exercise all or any of the Rights conferred on Elegance in relation to the Charged Property or under or in connection with this Deed or the Agreements.

10

18.2	Ratification

The Company and the Company Shareholder each covenants to ratify and confirm whatever any attorney shall lawfully do or purport to do in the exercise or purported exercise of the power of attorney pursuant to Clause 18.1.

19.	CONSENTS, VARIATIONS, WAIVERS AND RIGHTS

No consent, variation or waiver in respect of any provision of this Deed shall be effective unless and until it is agreed in writing duly executed by or on behalf of Elegance. Any consent or waiver by Elegance under this Deed may be given subject to any conditions Elegance thinks fit and shall be effective only in the instance and for the purpose for which it is given. No failure by Elegance to exercise or delay in exercising any right provided by law or under this Deed shall operate to impair the same or be construed as a waiver of it. No single or partial exercise of any such right shall prevent any further or other exercise of the same or the exercise of any other right. No waiver of any such right shall constitute a waiver of any other right. The rights provided in this Deed are cumulative and not exclusive of any rights, provided by law.

20.	PARTIAL INVALIDITY

If any provision of this Deed is or becomes or is found by a court or other competent authority to be illegal, invalid or unenforceable in any respect, in whole or in part, under any law of any jurisdiction, neither the legality, validity and enforceability in that jurisdiction of any other provision or part of this Deed, nor the legality, validity or enforceability in any other jurisdiction of that provision or part or of any other provision of this Deed, shall be affected or impaired.

21.	COUNTERPARTS

This Deed (and each variation or waiver in respect of any provision of it) may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart, once executed and delivered, shall constitute an original of this Deed, but all the counterparts together shall constitute one and the same instrument.

22.	THIRD PARTIES

Except as otherwise provided in this Deed, a person who is not a party to this Deed has no right to enforce or to enjoy the benefit of any term of this Deed but this does not affect any right or remedy of a successor in interest to Elegance.

23.	LANGUAGE

All notices, certificates, documents, demands, requests, statements or other communications made, given or delivered between the parties pursuant to or in connection with this Deed shall be in writing and in the English language.

24.	DETERMINATIONS AND DISCRETIONS

Any right which may be exercised or any determination which Elegance may make under this Deed may be exercised or made in its absolute discretion.

11

25.	ASSIGNMENT

25.1	Neither the Company Shareholder nor the Company shall (whether by way of security or otherwise howsoever) be entitled to assign, grant an equitable interest in or transfer and declare itself a trustee of all or any of its rights, interests or obligations hereunder without the prior written consent of Elegance (save with respect to its rights and benefits which shall be assigned or to be assigned to Elegance under this Deed).

25.2	Elegance may at any time without the consent of the Company or the Company Shareholder assign or transfer all or any part of its rights or interests under this Deed or the Charges to any person to whom any of its rights or interests may be assigned under the Purchase Agreement or the Guaranty Agreement.

26.	NOTICES

26.1	Any notice or other communication under this Deed:

(a)	shall be in writing in the English language;

(b)	shall be given and deemed effective in one of the ways referred to in the Purchase Agreement; and

(c)	shall be sent to the party to whom it is to be given at the applicable address or number, and marked for the attention, if any, set forth on the applicable signature page of the Purchase Agreement.

26.2	A party may, by written notice to the other, change the address, fax number, and marking details for notices or other communications to be given to it under this Agreement. The change shall take effect on the date stated in the notice or, if later or if no date is issued, on the date which is seven calendar days after the notice is deemed given under Clause 26.1.

27.	GOVERNING LAW AND JURISDICTION

27.1	This Deed (including any non-contractual obligations or liabilities arising out of it or in connection with it) is governed by and is to be construed in accordance with Australian law; provided, that in the event that the laws of Australia shall be inconsistent in any material respect with regard to limiting the enforceability of the Obligations and the Rights of Elegance under this Agreement, the court referred to below may apply the law of the State of California to resolve any Dispute.

27.2	Each party irrevocably agrees that:

(a)	for the exclusive benefit of Elegance, the courts of the State of California, United States have exclusive jurisdiction to hear and determine any Proceedings and to settle any Disputes and each party irrevocably submits to the jurisdiction of the United States District Court of the Southern District of California, sitting in Los Angeles California (the “Court”);

(b)	By his execution of this Agreement, the Company Shareholder, a resident of Los Angeles, California, agrees to accept on behalf of himself and the Company service of process at the executive offices of the Company located in Beverly Hills, California.

(c)	any judgment in Proceedings taken in the Court shall be conclusive and binding on it and may be enforced in any other jurisdiction.

12

27.3	Nothing in this Clause 27 shall limit Elegance’s right to take Proceedings against the Company or the Company Shareholder in any other jurisdiction or in more than one jurisdiction concurrently (to the extent allowed by law).

27.4	The Company and the Company Shareholder also irrevocably waives (and irrevocably agrees not to raise) any objection which it might at any time have on the ground of forum non conveniens or on any other ground to Proceedings being taken in any court referred to in this Clause 27, and agrees that any judgment in Proceedings taken in any such court shall be conclusive and binding on it and may be enforced in any other jurisdiction.

SCHEDULE 1

Name of Company	Shares	Registered holder(s) at the date hereof
Australian Boutique Spirits Pty Ltd.,	600 common or ordinary shares	Amit Raj Beri.

19

SCHEDULE 2

Company number: CAN 625 701 420

RESOLUTIONS

of

Australian Boutique Spirits Pty Ltd. (the “Company”)

Circulation Date 08 April 2020

WHEREAS reference is made to a proposal by the Company to enter into (i) an amended and restated share purchase agreement to be dated on or around __ April 2020 (the “Purchase Agreement”) between Amit Raj Beri (as Company Shareholder), the Company and Elegance Brands, Inc. (“Elegance”), (ii) a separate guaranty agreement among Amit Raj Beri, the Company and Elegance (the “Guaranty Agreement” and together with the Purchase Agreement, the “Agreements”) and (iii) a deed of charge over share (the “Deed of Charge”) evidencing its grant of a security interest the Company Shares and Related Assets in favour of the Secured Parties.

We, the undersigned, being board of directors of the Company and the holder of all of the issued share capital of the Company (the “Company Shares”) and being a member who would on the above-stated date be entitled to attend and vote at a general meeting of the Company, AGREE AND RESOLVE THAT:

13

Special Resolutions

1.	we hereby approve and authorise the entry into the Purchase Agreement, the Guaranty Agreement and the Deed of Charge to which the Company and the Company Shareholder is a party.

_______________

Duly authorised for and on behalf of

Australian Boutique Spirits Pty Ltd.

By:	/s/ Amit Raj Beri
Amit Raj Beri

/s/ Amit Raj Beri
Amit Raj Beri.

Date: 08 April 2020

A copy of these resolutions was sent to the Company’s auditors,.

Balance of page left blank – signature page follows

14

IN WITNESS WHEREOF the Company and Elegance have executed and delivered this document as a Deed the day and year first before written.

EXECUTED as a DEED by	)
ELEGANCE BRANDS, INC.	)
a Delaware Corporation,	)
acting by	)
)
RAM VENKAT, being a person who,	)
in accordance with the laws	)
of that territory, is	)
acting under the authority	)
of the corporation	) /s/ Ram Venkat, Authorised Signatory

in the presence of:	) /s/ _________________ Witness
)
Name:	)__________________________
)
Occupation:	)_____________________________
)
Address	)_____________________________

EXECUTED as a DEED by
)
Australian Boutique Spirits Pty Ltd.	)
a Australian Private Corporation,	)
acting by	)
)
AMIT RAJ BERI being a person who,	)
in accordance with the laws	)
of that territory, is	)
acting under the authority	)
of the corporation	) /s/ Amit Raj Beri Authorised Signatory

in the presence of:	) /s/ Elizabeth Beri Witness

Name:	) Elizabeth Beri
)
Occupation:	)___________________
)
Address	809 Huntley Drive, West Hollywood, CA 90069

EXECUTED as a DEED by

AMIT RAJ BERI, individually	) /s/ Amit Raj Beri

in the presence of:	) /s/ Elizabeth Beri Witness
)
Name:	)______________________
Occupation:	)___________________

15